UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 26, 2005

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14829	84-0178360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Notre Dame Street East Montréal, Québec, Canada, H2L 2R5		1225 17th Street, Suite 1875 Denver, Colorado 80202
(Address of Principal Executive Offices, including Zip Code)

(303) 277-6661 (Colorado)

(514) 521-1786 (Quebec)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 26, 2005, Molson Coors Brewing Company (the “Company”) reached a new labor agreement with the Teamsters Union representing the majority of its workers at the Company’s brewery in Memphis, Tennessee. Earlier this year, the Company announced its plan to close this brewery in early 2007. The new labor agreement includes terms for the one-time benefit arrangement that will be provided to employees that are involuntarily terminated in connection with the closure of this brewery.

The closure is among the initiatives that are expected to achieve the $175 million in annual cost synergies that Company believes it can accomplish by 2007. It is consistent with the Company’s plans to structure its U.S. and Canadian brewery network to optimize brewing and packaging operations, leverage the facilities’ proximity to customers and reduce related distribution and overhead costs.

Plans for shifting production from Memphis to other brewing and packaging facilities and the sequence of the shutdown are currently being finalized. However, the Company expects a phase-out of operations to begin during the second half of 2005 and be completed by the first quarter of 2007. Cost  savings are anticipated to be in the range of $32-$35 million annually when the closure is complete. To effect this change, the Company expects to invest $70-$80 million in capital expenditures in its North American brewery network, along with restructuring and other costs related to the closure of the Memphis facility.

In conjunction with the plans to close this facility, the Company currently expects to incur approximately $15 million to $25 million in cash expenses, consisting of severance and other employee related costs of approximately $10 million and equipment relocation and other facility transition costs of $5 million to $15 million. The Company also expects to incur non-cash asset impairment related expenses of $75 million to $80 million through accelerated depreciation and one-time asset abandonments. In addition, we may also pay an undetermined amount to the union pension plan when we withdraw our participation. These expenses will be incurred during 2005, 2006, and the first quarter of 2007.

The Molson Coors Memphis brewery currently employs approximately 400 people and brews Coors Light for export, Zima XXX, Blue Moon and Keystone Light.

This report  includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating expectations by the Company with respect to costs and savings in connection with the closing of the Memphis brewery, such as “expects”, “expected to achieve,” and “believes it can accomplish”.  It also includes financial information, of which, as of the date of this press release, has not been reviewed by the company’s independent auditors.  Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the company’s projections and expectations are disclosed in the company’s filings with the Securities and Exchange Commission. These factors include, among others, unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in cost generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Exhibits.

Exhibit No.	Description

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

/s/ ANNITA M. MENOGAN
Date: July 29, 2005	Name:	Annita M. Menogan
	Title:	Vice President, Secretary and Deputy General Counsel